EXHIBIT 99.1

Turbine Truck Engines, Inc. to Acquire Novo Healthnet Ltd.

BELLEVUE, Wash., Jan 6, 2017/PR Newswire/ - Turbine Truck Engines, Inc., a Nevada corporation (OTCQB:TTEG) (‘the Company” or “TTE”), announces it has entered into a non-binding Letter of Intent, dated January 2, 2017, to acquire one hundred percent of the shares of Novo Healthnet Limited (“Novo”), a limited company incorporated under the laws of Ontario, Canada, in exchange for eighty-five percent of the equity in TTE.Novo, through its existing network of clinics and affiliates, is one of Canada’s largest Ancillary Health Service providers of physiotherapy, occupational therapy, chiropractic medicine and massage therapy.Novo is represented nationally by a network of over 140 clinics staffed and administered by licensed health care professionals, as well as over 130 Long Term Care and Retirement Homes for which Novo provides rehabilitation services.

A closing of the contemplated transaction is preconditioned on the negotiation and execution of definitive binding agreements which will include customary closing conditions including the completion of due diligence by the parties.

Novo’s long-term growth business model is centered on efficient whole health medicine through Integrative Healthcare. Novo has recently secured (1) a business partnership with a licensed producer and distributor of medical cannabis products; and (2) exclusive distribution rights to an on-line virtual physician access system. With over 300,000 patients in Canada, Novo Healthnet Limited is ideally positioned for patient on-site activation into progressive treatment solutions. The Integrative Healthcare model will allow patients seeking diagnosis, treatment and maintenance to experience the one center solution without compromising the traditional primary care physician platform.

Enzo Cirillo,TTE’s Interim CEO and Board Chairman,states, “Novo’s Integrative Healthcare platform model presents patients with an advanced physician access system that provides appropriate diagnostic outcomes leading to the controlled access to traditional as well as cannabinoid medication. The TTE Board of Directors recognizes the Novo solution as not only a Canadian solution but as a global answer to primary and ancillary Integrative Healthcare providing TTE with immediate revenue.”

Amanda Dalcourt, Novo’s CEO, states “This acquisition marks a new and exciting chapter into the continued development of what Novo believes to be the ideal patient based solution to an ever changing primary and ancillary care model. The emphasis on innovative medicine with practical and efficient delivery is the only way that we as healthcare professionals can ensure that an aging and growing population can receive the healthcare that will maximize the opportunity for optimal quality of life.” Amanda Dalcourt is a registered Physiotherapist, a member of the Ontario College of Physiotherapists, a former winner of the Northern Ontario Entrepreneur of the Year and a co-author of several books.

About Turbine Truck Engines, Inc.

Turbine Truck Engines, Inc. is a clean-air technology company dedicated to identifying, developing and commercializing important scientific innovations designed to enhance both environmental conservation and cost savings in how the world produces and consumes energy. For more information concerning Turbine Truck Engines, Inc., please visit www.ttengines.com.

Safe Harbor

This announcement may contain forward-looking statements, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, and our plans, objectives, expectations and intentions.

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including anticipates, believes, can, continue, could, estimates, expects, intends, may, plans, potential, predicts, should, will, would or the negative of these terms or other comparable terminology.

CONTACT: Christopher David, cdavid@ttengines.com, (206) 617-9797